SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 5)

BlackRock, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

09247X101 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 09247X101	Page 1 of 6 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons The PNC Financial Services Group, Inc. 25-1435979
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Pennsylvania

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 45,266,095 6) Shared Voting Power -0- 7) Sole Dispositive Power 44,936,600 8) Shared Dispositive Power 7,970

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 45,266,095* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 71.14* *See the response to Item 4.
12)	Type of Reporting Person (See Instructions) HC

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 5)

BlackRock, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

09247X101 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 09247X101	Page 2 of 6 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons PNC Bancorp, Inc. 51-0326854
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 45,259,595 6) Shared Voting Power -0- 7) Sole Dispositive Power 44,936,600 8) Shared Dispositive Power 1,470

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 45,259,595* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 71.13* *See the response to Item 4.
12)	Type of Reporting Person (See Instructions) HC

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 5)

BlackRock, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

09247X101 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 09247X101	Page 3 of 6 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons PNC Bank, National Association 22-1146430
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 45,259,595 6) Shared Voting Power -0- 7) Sole Dispositive Power 44,936,600 8) Shared Dispositive Power 1,470

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 45,259,595* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 71.13* *See the response to Item 4.
12)	Type of Reporting Person (See Instructions) BK

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 5)

BlackRock, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

09247X101 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 09247X101	Page 4 of 6 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons J.J.B. Hilliard, W.L. Lyons, Inc. 61-0734935
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 6,500 6) Shared Voting Power -0- 7) Sole Dispositive Power -0- 8) Shared Dispositive Power 6,500

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 6,500* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) Less than 0.01* *See the response to Item 4.
12)	Type of Reporting Person (See Instructions) IA

Page 5 of 6 Pages

ITEM 2(a) - NAME OF PERSON FILING:

The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.; PNC

Bank, National Association; and J.J.B. Hilliard, W.L. Lyons, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc. - 300 Delaware Avenue, Suite 304, Wilmington, DE 19801

PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

J.J.B. Hilliard, W.L. Lyons, Inc. - 501 South 4th Avenue, Louisville, KY 40202-2517

ITEM 2(c) - CITIZENSHIP:

The PNC Financial Services Group, Inc. - Pennsylvania

PNC Bancorp, Inc. - Delaware

PNC Bank, National Association - United States

J.J.B. Hilliard, W.L. Lyons, Inc. - Kentucky

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2004:

(a) Amount Beneficially Owned:			45,266,095 shares*

(b) Percent of Class:			71.14

(c) Number of shares to which such person has:
(i	)	sole power to vote or to direct the vote	45,266,095
(ii	)	shared power to vote or to direct the vote	-0-
(iii	)	sole power to dispose or to direct the disposition of	44,936,600
(iv	)	shared power to dispose or to direct the disposition of	7,970

*	Of the total shares of Common Stock reported herein, 40,000,000 shares are Common Stock B and 4,935,000 shares are Common Stock A all held by PNC Bancorp, Inc. The Common Stock B is convertible into Common Stock A on a 1 for 1 basis pursuant to the terms of the Common Stock. The 4,935,000 shares of Common Stock A reported herein were converted from Common Stock B shares as of December 31, 2001. The percentage reported herein is based on 63,625,902 shares of Common Stock outstanding at October 31, 2004 (18,926,693 shares of Common Stock A and 44,699,209 shares of Common Stock B). On this basis, PNC Bancorp, Inc. holds 26.07% of the Common Stock A and 89.49% of the Common Stock B.

Of the total shares reported herein, 6,500 shares of Class A Common Stock are held in accounts at J.J.B. Hilliard, W.L. Lyons, Inc. in a fiduciary capacity.

Of the total shares reported herein, 324,595 shares of Class A Common Stock are held in accounts at PNC Bank, National Association in a fiduciary capacity.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED

                THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

J.J.B. Hilliard, W.L. Lyons, Inc. - IA (indirect wholly owned subsidiary of The PNC Financial Services Group, Inc.)

Page 6 of 6 Pages

ITEM 10 - CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2005
Date

By:	/s/ Joan L. Gulley
Signature - The PNC Financial Services Group, Inc.

Joan L. Gulley, Vice President
Name & Title

February 10, 2005
Date

By:	/s/ Maria C. Schaffer
Signature - PNC Bancorp, Inc.

Maria C. Schaffer, Executive Vice President
Name & Title

February 10, 2005
Date

By:	/s/ Joan L. Gulley
Signature - PNC Bank, National Association

Joan L. Gulley, Executive Vice President
Name & Title

February 10, 2005
Date

By:	/s/ James R. Allen
Signature - J.J.B. Hilliard, W.L. Lyons, Inc.

James R. Allen, Chairman & CEO
Name & Title

AN AGREEMENT TO FILE A JOINT STATEMENT FOR

THE PNC FINANCIAL SERVICES GROUP, INC.,

PNC BANCORP, INC. AND PNC BANK, NATIONAL ASSOCIATION

WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G

AN AGREEMENT TO FILE A JOINT STATEMENT FOR

J.J.B. HILLIARD, W.L. LYONS, INC.,

WAS PREVIOUSLY FILED AS EXHIBIT A TO AMENDMENT NO. 4 TO SCHEDULE 13G